Pharmacokinetic Results of a Dose Proportionality and Food Effect Study of a Sublingual Formulation of Cyclobenzaprine (CBP) HCl (TNX-102 SL)

Gregory Sullivan[1], Regina Kiu[1], Bernd Meibohm[2], and Seth Lederman[1]

[1]Tonix Pharmaceuticals Inc, [2]University of Tennessee Health Sciences Center

OBJECTIVE

TNX-102 SL is a sublingual (SL) formulation of cyclobenzaprine (CBP), administered as 2 x 2.8 mg tablets, designed for bedtime dosing that is being developed by Tonix Pharmaceuticals for fibromyalgia (FM), posttraumatic stress disorder (PTSD), agitation in Alzheimer's Disease (AAD), and alcohol use disorder (AUD). Previous Phase 1 pharmacokinetic (PK) studies comparing TNX-102 SL with immediate release (IR) and extended release (ER) formulations of oral CBP (AMRIX® 30 mg ER capsules) show that TNX-102 SL provides transmucosal absorption, rapid systemic exposure, avoidance of first-pass metabolism, and lower exposure to long-lived major metabolite, norcyclobenzaprine (norCBP) (unpublished). Approved oral CBP products have significant increases in absorption with food, a source of greater variability in plasma drug levels. Food effects therefore may add unpredictability for patients in terms of therapeutic benefits or side effects experienced by patients. This Phase 1 PK study evaluated the dose-proportionality of TNX-102 SL 2.8 mg to 5.6 mg, and the potential for food effect with TNX-102 SL 5.6 mg.

DESIGN

Study TNX-CY-F110 (F110) was a single center, single-dose, randomized, open-label, 3-period, crossover, dose-proportionality and food effect study to support the registration of TNX-102 SL 5.6 mg. This study was designed to:

1. Evaluate the dose-proportionality of TNX-102 SL 2.8 mg vs. TNX-102 SL 5.6 mg (administered as 2 x 2.8 mg tablets) under fasting conditions
2. Evaluate the effect of food on TNX-102 SL 5.6 mg under fasting and fed conditions
3. Assess the safety and tolerability of TNX-102 SL in healthy subjects.

The study enrolled 16 healthy adult subjects and consisted of 3 randomized treatment periods. Subjects were confined on site from at least 10 hours before dosing until 24-hour post-dose. In each period, subjects received a single dose of one of the following treatments, with a washout period of at least 28 days between each period:

<u>Treatment A:</u> 1 x TNX-102 SL 2.8 mg under fasting conditions
<u>Treatment B:</u> 2 x TNX-102 SL 2.8 mg under fasting conditions
<u>Treatment C:</u> 2 x TNX-102 SL 2.8 mg under fed conditions

Thirty-four (34) serial plasma samples were taken from pre-dose, up to 360 hours post-dose in each period to compare pharmacokinetic (PK) parameters of CBP and norCBP between treatments.

Safety was assessed by adverse events (AEs), Columbia Suicidality Severity Rating Scale (C-SSRS), physical exam, vital signs, electrocardiograms (ECG), and laboratory parameters.

METHODS

The following PK parameters were calculated by standard non-compartmental methods for CBP and norCBP:

$AUC_{0\text{-}t}$, $AUC_{0\text{-}inf}$, C_{max}, Residual area, T_{max}, $T_{½\ el}$

Dose-proportionality and no food effect will be concluded if the 90% confidence intervals for the ratio of geometric means based on least-squares means from the ANOVA of the LN-transformed dose-normalized $AUC_{0\text{-}t}$, $AUC_{0\text{-}inf}$, and C_{max} are within 80.0% to 125.0%.

RESULTS

Pharmacokinetic Results:

PK results for CBP are presented in **Figure 1** and **Table 1**. Following a single dose of TNX-102 SL 2.8 mg under fasting conditions (Treatment A), the mean $AUC_{0\text{-}t}$ and C_{max} was 64.4 h*ng/mL and 2.5 ng/mL . Following a single dose of TNX-102 SL 5.6 mg under fasting conditions (Treatment B), the mean $AUC_{0\text{-}t}$ and C_{max} was 128.1 h*ng/mL and 5.1 ng/mL . Following a single dose of TNX-102 SL 5.6 mg under fed conditions (Treatment C), the mean $AUC_{0\text{-}t}$ and C_{max} was 133.1 h*ng/mL and 4.5 ng/mL. The mean T_{max} for TNX-102 SL 2.8 mg fasted, 5.6 mg fasted and 5.6 mg fed were 4.4 h, 4.2 h and 5.1 h.

Figure 1. Mean (±SD) Cyclobenzaprine Plasma Concentrations



Treatment A
Treatment B
Treatment C
Plasma Concentration (pg/mL)
Nominal Time (h)

Table 1. Summary of Pharmacokinetic Parameters by Treatment Group for Cyclobenzaprine

Parameter (Mean)	Treatment A TNX 2.8 mg (fasted) N=15	Treatment B TNX 5.6 mg (fasted) N=16	Treatment C TNX 5.6 mg (fed) N=16
$AUC_{0\text{-}t}$ (h*ng/mL)	64.4	128.1	133.1
Ratio (90% CI) (%)		100.2 (94.5, 106.2)	104.1 (99.0, 109.3)
$AUC_{0\text{-}inf}$ (h*ng/mL)	67.7	132.3	136.9
Ratio (90% CI) (%)		102.3 (96.8, 108.0)	103.7 (98.6, 109.0)
C_{max} (ng/mL)	2.5	5.1	4.5
Ratio (90% CI) (%)		97.9 (92.1, 104.1)	89.0 (82.1, 96.6)
Residual Area (%)	5.2	3.2	2.8
T_{max} (h)	4.4	4.2	5.1
$T_{1/2\ el}$ (h)	35.4	36.4	37.9

PK results for norCBP are presented in **Figure 2** and **Table 2**. Following a single dose of TNX-102 SL 2.8 mg under fasting conditions (Treatment A), the mean $AUC_{0\text{-}t}$ and C_{max} was 79.5 h*ng/mL and 0.6 ng/mL . Following a single dose of TNX-102 SL 5.6 mg under fasting conditions (Treatment B), the mean $AUC_{0\text{-}t}$ and C_{max} was 158.1 h*ng/mL and 1.2 ng/mL . Following a single dose of TNX-102 SL 5.6 mg under fed conditions (Treatment C), the mean $AUC_{0\text{-}t}$ and C_{max} was 156.2 h*ng/mL and 1.1 ng/mL . The mean T_{max} for TNX-102 SL 2.8 mg fasted, 5.6 mg fasted and 5.6 mg fed were 24.2 h, 31.8 h and 32.9 h.

Figure 2. Mean (±SD) Norcyclobenzaprine Plasma Concentrations



Treatment A
Treatment B
Treatment C
Plasma Concentration (pg/mL)
Nominal Time (h)

Table 2. Summary of Pharmacokinetic Parameters by Treatment Group for Norcyclobenzaprine

Parameter	Treatment A TNX 2.8 mg (fasted) N=15	Treatment B TNX 5.6 mg (fasted) N=16	Treatment C TNX 5.6 mg (fed) N=16
$AUC_{0\text{-}t}$ (h*ng/mL)	79.5	158.1	156.2
Ratio (90% CI) (%)		99.1 (92.2, 106.6)	96.1 (89.5, 103.2)
$AUC_{0\text{-}inf}$ (h*ng/mL)	82.4	164.1	161.8
Ratio (90% CI) (%)		99.0 (91.8, 106.8)	95.9 (89.2, 103.2)
C_{max} (ng/mL)	0.6	1.2	1.1
Ratio (90% CI) (%)		97.5 (91.3, 104.0)	94.9 (87.7, 102.7)
Residual Area (%)	2.9	3.0	2.9
T_{max} (h)	24.2	31.8	32.9
$T_{1/2\ el}$ (h)	61.3	63.0	62.0

Safety Results:

In F110, 16 subjects were randomized and 1 subject was withdrawn from the study due to an adverse event unrelated to the study drug. There were no unexpected treatment-emergent adverse events (TEAEs) observed. The most commonly reported TEAEs by subjects were related to local administration site reactions following a single dose of TNX-102 SL 2.8 mg fasted, TNX-102 SL 5.6 mg fasted and TNX-102 SL 5.6 mg fed were hypoaesthesia oral (37.5%) and product taste abnormal (31.3%). The most commonly reported systemic TEAEs were somnolence (43.8%) and headache (18.8%). The TEAEs reported by ≥ 3 subjects are presented in **Table 3**. No deaths or serious adverse events were reported. All TEAEs were mild or moderate in severity and are consistent with prior clinical studies of TNX-102 SL at the 2.8 mg and 5.6 mg doses.

Table 3. Treatment-Emergent Adverse Events Reported by ≥ 3 Subjects

Preferred Terms, n (%)	TNX-102 SL N=16
Somnolence	7 (43.8%)
Hypoaesthesia Oral	6 (37.5%)
Product Taste Abnormal	5 (31.3%)
Nasopharyngitis	5 (31.3%)
Headache	3 (18.8%)

CONCLUSION

TNX-102 SL 2.8 mg and 5.6 mg were well tolerated in healthy subjects. Based on the PK results, the rate and extent of absorption of CBP and norCBP increased in a dose-proportional manner from 2.8 mg to 5.6 mg of TNX-102 SL. No food effect was observed for CBP or norCBP for TNX-102 SL 5.6 mg. The absence of a food effect is consistent with transmucosal absorption after sublingual administration, and this is expected to provide more predictable plasma levels compared to oral formulations of CBP.

Presented at the Virtual American Society of Clinical Psychopharmacology (ASCP), May 29-30, 2020; Poster Session II: May 30, 12:45 AM – 2:15 PM